Exhibit 99.2

YEŞIL GLOBAL ENERJI A.Ş.

COMPENSATION COMMITTEE CHARTER

(As adopted by the resolution of Board of Directors dated _________, 2026, numbered 2026/______)

The board of directors (the “Board”) of Yeşil Global Enerji A.Ş. (the “Company”) has constituted and established a compensation committee of the Board (the “Committee”) with the authority, responsibility and duties as described in this Compensation Committee Charter (this “Charter”).

This Charter does not derogate from nor supersede, and instead will be read in conjunction with, the terms set forth in the Company’s Compensation Policy for Office Holders (the “Compensation Policy”), which was adopted by the Company’s shareholders on ______, 2026, in accordance with the requirements set forth under the Turkish Commercial Code (Law No. 6102) (the “TCC”). If any term of this Charter contradicts the requirements under the TCC relating to the Compensation Policy, or the Compensation Policy itself, then the terms of the TCC and the Compensation Policy, as applicable, will prevail.

Purpose

The purpose of the Committee is to (a) assist the Board in fulfilling its responsibilities related to the compensation of the Company’s Board members, Chief Executive Officer and other executive officers (b) assist the Board in administering the Company’s equity incentive plans; and (c) make such other determinations in respect of compensation, compensation practices and related matters as may be required by a compensation committee under the rules of the Nasdaq Stock Market (“Nasdaq”) or the TCC.

The Committee shall seek to ensure that compensation programs are designed to encourage high performance, promote accountability and assure that employee interests are aligned with the interests of the Company’s shareholders. In addition to the powers and responsibilities expressly delegated to the Committee in this Charter, the Committee may exercise any other powers and carry out any other responsibilities delegated to it by the Board from time to time consistent with the Company’s Articles of Association (as in effect from time to time) and applicable law.

Membership

The Committee shall be comprised of at least three (3) members of the Board. The members of the Committee shall be appointed by the Board from among its members based on the recommendations of the Nominating and Corporate Governance Committee of the Board (the “Nominating Committee”) or, in the event there is no Nominating Committee, by the Board only (other than the Company’s external directors, if appointed, who shall serve on the Committee by virtue of being external directors) and shall serve until such member’s successor is duly appointed and qualified or until such member’s resignation or removal by the Board or until such time as such member ceases to serve as a director for any other reason. The Board may fill vacancies occurring, for whatever reason. All rights available to members of the Committee in their capacities as directors of the Company shall be fully applicable with respect to their service on the Committee or any subcommittee thereof. Unless the Board designates a chair, the members of the Committee may appoint a chair of the Committee (the “Committee Chair”).

Each member of the Committee shall be independent as defined under applicable law, including Rule 10C-1(b)(1) under the U.S. Securities Exchange Act of 1934, as amended, and the rules of Nasdaq, except as otherwise permitted under such rules.

Authority & Responsibilities

The authority delegated to the Committee is set forth below. The purposes, responsibilities and other provisions specified in this Charter are intended as a guide and the Committee may act and establish policies and procedures that are consistent with these guidelines or are necessary or advisable, in its discretion, to carry out the intent of the Board in delegating such authority and to fulfill the responsibilities of the Committee hereunder. Nothing herein is intended to expand applicable standards of liability under the TCC or U.S. federal law for directors of a corporation.

The Committee is hereby charged by the Board with the authority and responsibility to:

1. Recommend to the Board for its approval of Compensation Policy in accordance with the requirements of the TCC, as well as other compensation policies, incentive-based compensation plans and equity-based compensation plans, as applicable (collectively, the “Compensation Plans and Policies”).

2. Oversee the development and implementation of the Compensation Plans and Policies in light of all relevant circumstances and recommend to the Board any amendments or modifications to the Compensation Plans and Policies that the Committee deems appropriate, including as required under the TCC.

3. Assist the Board in discharging its responsibilities relating to (i) the compensation of the Company’s directors, chief executive officer and other executive officers, and (ii) the Company’s overall compensation programs.

4. Approve and recommend to the Board for its approval: (i) the amount and form of compensation and equity-based plan awards to be granted to the Company’s chief executive officer; and (ii) the amount and form of compensation and equity-based plan awards to be granted to other executive officers of the Company.

5. Establish annual goals and objectives for the Company’s chief executive officer’s and other executive officers’ performance, which shall be reviewed at least annually, and which shall include, among others, a link of the compensation to the performance of the Company.

6. Administer the Company’s equity-based compensation plans, including, without limitation, to recommend the adoption and amending of such plans, and to interpret such plans and the awards and agreements issued pursuant thereto, and to make awards to eligible persons under the plans and determine the terms of such awards.

7. Recommend to select, engage, compensate and terminate compensation consultants, legal counsel, financial advisors and such other advisors as it deems necessary and advisable to assist the Committee in carrying out its responsibilities and functions as set forth herein, provided that, preceding any such selection or engagement (or the receipt of assistance from any such compensation consultants, legal counsel, financial advisors or other advisors), the Committee must take into consideration the applicable factors under the rules of Nasdaq, and to authorize such persons’ fees (subject to applicable limitations set forth by the TCC).

8. Conduct or authorize investigations into any matters within the scope of its responsibilities as it deems appropriate, including the authority to request any officer, employee, or advisor of the Company to meet with the Committee or any advisors engaged by the Committee.

9. Perform such other activities and functions as are required by law, applicable stock exchange rules or provisions in the Company’s Articles of Association, or as are otherwise necessary and advisable, in its or the Board’s discretion, to the efficient discharge of its duties hereunder.

In carrying out its responsibilities, the Committee shall be entitled to rely upon advice and information that it receives in its discussions and communications with management and such experts, advisors, and professionals with whom the Committee may consult. The Committee shall have the authority to request that any officer or employee of the Company, the Company’s outside legal counsel, the Company’s independent auditor or any other professional retained by the Company to render advice to the Committee, attend a meeting of the Committee or meet with any members of or advisors to the Committee.

Subject to applicable law, the Committee may delegate its authority to subcommittees established from time to time by the Committee. Such subcommittees shall consist of one or more members of the Committee and shall report to the Committee.

Meetings

The Committee shall meet as often as it determines necessary in person or by teleconference (using telephone or other communications equipment) by means of which all persons participating in the meeting can hear each other, but no less than once every fiscal year. The Committee Chair may call Committee meetings and, in consultation with other Committee members, shall determine the frequency and length of Committee meetings and shall set agendas for such meetings consistent with this Charter. In the absence of a Committee Chair, a majority of the members of the Committee may call a meeting of the Committee.

A majority of the total number of then-serving members of the Committee shall constitute a quorum. The approval by a majority of such quorum shall constitute a valid act of the Committee at a duly held Committee meeting. The Committee may also act by unanimous written consent of the then serving members of the Committee. Notwithstanding the foregoing, the chief executive officer of the Company may not be present during voting or deliberations on his or her compensation.

Minutes & Reports

The Committee shall make regular reports to the Board with respect to significant actions, determinations and recommendations made by the Committee. The Committee shall maintain written minutes of its meetings. In addition, the Committee will apprise the Board regularly of its decisions and recommendations and of significant developments in the course of performing the above responsibilities and duties. Without derogating from the aforesaid, the Committee shall submit any recommendation or resolution which is subject to Board approval a reasonable time prior to the contemplated Board meeting.

Periodic Review

The Committee will periodically and in any event at least annually review its own performance and report on its conclusions in this regard to the Board. In connection with the annual review, the Committee shall also recommend to the Board any modifications to this Charter that the Committee deems necessary or appropriate. The format of the self-assessment shall be determined by the Committee.

Interpretation; Definitions

To the extent any of the provisions included herein is a description or summary of any applicable law or is intended to recite the provisions of any applicable law, including but not limited to the TCC, then in the event of any inconsistency, contradiction, or any other conflict between the provisions herein and the provisions of such applicable law, then the provisions of such applicable law shall prevail and supersede and shall be deemed to constitute an integral part of this Charter. In the event that any such provision of applicable law is amended to include any relief or exclusion, then, such relief and exclusions shall be deemed to constitute an integral part of this Charter, whether or not such conflict, inconsistency or contradiction arises.

Any references to any law, statute or regulation are to it as amended, supplemented or restated, from time to time (and, in the case of any law, to any successor provisions or re- enactment or modification thereof being in force at the time); any reference to “law” shall include any supranational, national, federal, state, local, or foreign statute or law and all rules and regulations promulgated thereunder (including, any rules, regulations or forms prescribed by any governmental authority or securities exchange commission or authority); and any reference to “law” shall be read subject to the Company’s articles of association, as amended from time to time.

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